As filed with the Securities and Exchange Commission on October 1, 2013

Registration No. 333-161476

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-161476

UNDER

THE SECURITIES ACT OF 1933

Warner Chilcott Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	98-0626948
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

1 Grand Canal Square, Docklands

Dublin 2, Ireland

+353.1.897.2000

(Address, including zip code, and telephone number including area code,

of registrant’s principal executive offices)

Warner Chilcott Equity Incentive Plan

(Full title of the plan)

Paul M. Bisaro

President and Chief Executive Officer

Actavis, Inc.

Morris Corporate Center III

400 Interpace Parkway

Parsippany, New Jersey 07054

(862) 261-7000

(Name, and address, including zip code, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Amendment”) relates to the following Registration Statement of Warner Chilcott Public Limited Company, a public limited company organized under the laws of Ireland (the “Registrant”), on Form S-8 (the “Registration Statement”):

•	Registration Statement No. 333-161476, filed with the Securities and Exchange Commission (the “Commission”) on August 21, 2009, registering the offering and sale of ordinary shares, par value $0.01 (“Ordinary Shares”) of the Registrant (including shares previously registered on Registration Statement No. 333-137505, filed with the Commission on September 21, 2006) under the Warner Chilcott Equity Incentive Plan.

On October 1, 2013, pursuant to the Transaction Agreement, dated as of May 19, 2013, among the Registrant, Actavis, Inc., a Nevada corporation, Actavis Limited (now known as Actavis plc), a public limited company organized under the laws of Ireland (“Holdco”), Actavis Ireland Holding Limited, a private limited company organized under the laws of Ireland and a wholly owned direct subsidiary of Holdco, Actavis W.C. Holding LLC (now known as Actavis W.C. Holding LLC Inc.), a Delaware corporation and a wholly owned direct subsidiary of Holdco, and Actavis W.C. Holding 2 LLC (now known as Actavis W.C. Holding 2 Inc.), a Nevada corporation and a wholly owned direct subsidiary of Holdco, the Registrant was acquired by Holdco pursuant to a “scheme of arrangement” under Section 201, and a capital reduction under Sections 72 and 74, of the Irish Companies Act 1963 (the “Scheme”). As a result of the Scheme, the Registrant will become a wholly owned subsidiary of Holdco.

As a result of the Scheme, the Registrant has terminated any and all offerings of securities pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Parsippany, State of New Jersey, on October 1, 2013.

Warner Chilcott Public Limited Company

By:	/s/ David A. Buchen
	Name:	David A. Buchen
	Title:	Chief Legal Officer–Global and Secretary

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Amendment to the Registration Statement.